UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2010

ST. BERNARD SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-50813	20-0996152
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15015 Avenue of Science
San Diego, CA 92128
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 676-2277

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Employment Agreement

On April 28, 2010, St. Bernard Software, Inc., a Delaware corporation (the “Company”) entered into an Employment Agreement (the “Agreement”) with Mr. Nugent, with an effective employment date of April 28, 2010 (the “Employment Date”).  Mr. Nugent is appointed as Chief Operating Officer and reports directly to the Chief Executive Officer.

Mr. Nugent is entitled to receive semi-monthly payments of $9,375 (before deductions made at Employee's request, if any, and for deductions required by federal, state and local law) under the terms of the Agreement. Additionally, Mr. Nugent is entitled to receive a quarterly performance bonus, not to exceed $25,000 in the aggregate, based on achieving specific performance targets to be established by the Board of Directors. The Company will also grant Mr. Nugent 500,000 non-qualified stock options to vest over a three (3) year period with one third (1/3) vesting on the first anniversary of the date of the grant and the remainder two thirds (2/3) vesting over the remaining two (2) years on a monthly basis thereafter and until such options are vested in full.  Also, in the event that Mr. Nugent is terminated without “Cause” or shall resign for “Good Reason” or shall be terminated in connection with or following a “Change of Control” (as these terms are defined in the Agreement), the Company will pay Mr. Nugent following the date of such termination a severance that includes  up to six (6) months of his base salary as well as COBRA premium until the earlier of the expiration of the six months severance period or until Mr. Nugent finds another job that provides at least substantially similar health insurance. In the event that Mr. Nugent is terminated for failing to achieve performance targets set by the Board of Directors, then the Company will pay Mr. Nugent following the date of such termination a severance that includes up to three (3) months of his base salary as well as COBRA premium until the earlier of the expiration of the three months severance period or until Mr. Nugent finds another job that provides at least substantially similar health insurance.  Mr. Nugent’s eligibility for any severance is conditioned on the Company and Mr. Nugent having first signed (i) a Severance Agreement and General Release of All Claims agreement, and (ii) a termination certificate, both in the form attached to the Agreement. The Company will also grant Mr. Nugent the option to participate in the benefit plans offered by the Company, including without limitation, 401(k), and other savings plans, short and long term disability insurance, Section 125 (cafeteria) and similar pre-tax expense plans, holidays, sick leave, etc., which may be amended from time to time at the Company’s discretion. Mr. Nugent can also participate in health insurance for himself and his dependents, and such other benefits as provided by the Company to all of its employees from time to time. Mr. Nugent will be entitled to three (3) weeks vacation with pay for each twelve-month period, to be taken at times agreed with Company.  Unused vacation shall accrue according to the Company’s accrued vacation policy, as may be amended from time to time.  Mr. Nugent’s employment is on an “at-will” basis and not for any specific time period.

The preceding description of the Agreement is summary in nature and does not purport to be complete. It should be read in conjunction with a review of the Agreement, and is qualified in its entirety by reference to the Agreement.  The full text of the Employment Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

 Amendment to Employment Agreement

On April 28, 2010, St. Bernard Software, Inc., a Delaware corporation (the “Company”), and Thalia Gietzen entered into an Amendment to Employment Agreement (the “Amendment”).

The Amendment, which amends the June 15, 2009 Employment Agreement between the Company and Thalia Gietzen, has an effective date of April 1, 2010.  Pursuant to the terms of the Amendment, Ms. Gietzen is entitled to receive a quarterly performance bonus (if any), not to exceed $5,000 in the aggregate per quarter, based on specific performance targets to be established by the Board of Directors which  commences on April 1, 2010 and ends at the end of the fourth quarter of 2010.

The preceding description of the Amendment is summary in nature and does not purport to be complete. It should be read in conjunction with a review of the Amendment, and is qualified in its entirety by reference to the Amendment. The full text of the Amendment is attached as Exhibit 10.2 to this Report and is incorporated by reference herein.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The disclosure requirement of this Item 5.02 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

10.1	Employment Agreement between St. Bernard Software, Inc. and Brian Nugent dated April 28, 2010.
10.2	Amendment to Employment Agreement between St. Bernard Software, Inc. and Thalia Gietzen dated April 28, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ST. BERNARD SOFTWARE, INC.

Dated: May 4, 2010	By:	/s/ Louis E. Ryan
Louis E. Ryan
Chief Executive Officer and Chairman of the Board of Directors